As filed with the Securities and Exchange Commission on February 14, 1997
                                            SEC Registration No. 33-90912
--------------------------------------------------------------------------

                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549
                     POST EFFECTIVE AMENDMENT NO. 3
                     FORM S-3 REGISTRATION STATEMENT
                    UNDER THE SECURITIES ACT OF 1933

                       NETWORK LONG DISTANCE, INC.
            ------------------------------------------------
           (Exact Name of Registrant as Specified in Charter)

              DELAWARE                                    72-1122018
    -----------------------------                       -------------
    (State or Other Jurisdiction                        (IRS Employer)
          of Incorporation)                          Identification No.)
                           525 Florida Street
                      Baton Rouge, Louisiana 70801
                             (504) 343-3125
         ------------------------------------------------------
         (Address and Telephone Number of Registrant's Principal
           Executive Offices and Principal Place of Business)

                  Marc I. Becker, Chairman of the Board
                           525 Florida Street
                      Baton Rouge, Louisiana 70801
                             (504) 343-3125
        --------------------------------------------------------
        (Name, Address and Telephone Number of Agent for Service)

                               Copies to:

                           John B. Wills, Esq.
                   410 Seventeenth Street, Suite 1940
                         Denver, Colorado 80202
                             (303) 628-0747

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration
Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the
following box. [   ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the
Securities Act of 1933, check the following box.   [X]

--------------------------------------------------------------------------------------------

                     CALCULATION OF REGISTRATION FEE
============================================================================================
    Title of Each         Amount      Proposed Maximum     Proposed Maximum     Amount of
 Class of Securities      to be        Offering Price     Aggregate Offering   Registration
  to be Registered    Registered (1)   Price Per Share        Price (2)            Fee
--------------------------------------------------------------------------------------------
  $.0001 Par Value      129,203          $8.875             $1,065,924          $367.56 (3)
    Common Stock        Shares            Share
============================================================================================

(1) All securities subject to this Registration Statement are on behalf of selling shareholders (see "Selling Shareholders").
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 by reference to the last sale reported on the NASDAQ Small-Cap(SM) Market on October 22, 1995.
(3)  Previously submitted with initial filing.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The Exhibit Index appears on page II-5 of the sequentially numbered pages of this Registration Statement. This Registration Statement, including exhibits, contains 29 pages.

                      NETWORK LONG DISTANCE, INC.

     Cross-Reference Sheet pursuant to Item 501(b) of Regulation S-K between Registration Statement (Form S-3) and Form of Prospectus.

     Item Number and Caption                 Location in Prospectus
     -----------------------                 ----------------------

1.   Forepart of the Registration            Cover Page; Inside Front
     Statement and Outside Front             Cover Pages
     Cover Page of Prospectus

2.   Inside Front and Outside Back           Inside Front Cover Pages

3.   Summary Information, Risk               Prospectus Summary; Risk
     Factors and Ratio of Earnings           Factors
     to Fixed Charges

4.   Use of Proceeds                         Not Applicable

5.   Determination of Offering Price         Cover Page; Plan of Distribution

6.   Dilution                                Not Applicable

7.   Selling Security Holders                Selling Shareholders

8.   Plan of Distribution                    Plan of Distribution

9.   Description of Securities to            Not Applicable
     be Registered

10.  Interest of Named Experts               Not Applicable
     and Counsel

11.  Material Changes                        Recent Developments

12.  Incorporation of Certain                Incorporation of Certain
     Information by Reference                Documents by Reference

13.  Disclosure of Commission                Part II, Item 17
     Position on Indemnification
     for Securities Act Liabilities

                            Subject to completion dated February 14, 1997

PROSPECTUS
-------------------------------------------------------------------------

                       NETWORK LONG DISTANCE, INC.

                       129,203 Shares Common Stock
                           ($.0001 Par Value)

     All of the shares of Network Long Distance, Inc. (the "Company") Common Stock are being registered on behalf of security holders ("Selling Shareholders"), which are offering for sale 129,203 shares of the Company's Common Stock which are presently outstanding. The Selling Shareholders are not restricted in the price or prices at which they may sell their shares and sales of such shares may depress the market price of the Company's Common Stock. (See "Selling Shareholders".)

     This offering is not being underwritten. The shares will be offered and sold by the Selling Shareholders from time to time at prices to be determined at the time of such sales.

     It is anticipated that sales of the 129,203 shares of Common Stock being offered hereby when made, will be made through customary brokerage channels either through broker-dealers acting as agents or brokers for the Selling Shareholders, or through broker-dealers acting as principals who may then resell the shares in the over-the-counter market or otherwise, or at private sales in the over-the-counter market or otherwise, at negotiated prices related to prevailing market prices at the time of the sales or by a combination of such methods of offering. Thus, the period of distribution of such shares may occur over an extended period of time. The Selling Shareholders will pay or assume brokerage commissions or discounts incurred in the sale of their shares.

     The Company is paying all of the expenses of registering the Common Stock under the Securities Act of 1933, as amended, estimated to be $7,500 for filing, printing, legal, accounting and miscellaneous expenses in connection with the offering.

     On February 10, 1997, the closing sale price of the Company's Common Stock as reported on the NASDAQ Small-Cap(SM) Market was $8.875.

                          --------------------

     THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK.  (SEE "RISK FACTORS".)

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                          --------------------

           The date of this Prospectus is February ____, 1997.

     No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus in connection with the offer contained in this Prospectus, and, if given or made, such other information or representations must not be relied upon as having been authorized by the Company or the Selling Stockholders. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof.

                          AVAILABLE INFORMATION
                          ---------------------

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("the 1934 Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: in Denver, 1801 California Street, Suite 4800, Denver, Colorado 80202; in Chicago, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; in New York, 7 World Trade Center, Suite 1300, New York, New York 10048; in Miami, 1401 Brickell Avenue, Suite 200, Miami, Florida 33131; and in Los Angeles, 5670 Wilshire Boulevard, 11th Floor, Los Angeles, California 90036. Copies of such materials can be obtained at prescribed rates by written request addressed to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web Site that contains reports, proxy and information statements and other information regarding registrants, including Touch Tone, that file electronically with the Commission at http://www.sec.gov. In addition, copies of such documents and other information are provided to Nasdaq and can be inspected at the Nasdaq offices maintained at the National Association of Securities Dealers, Inc., 1735"K" Street, Washington, D.C. 20549.

             INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
             -----------------------------------------------

     The following documents, all which were previously filed with the Commission, are hereby incorporated by reference in this Prospectus:

1.   The Company's Annual Report on Form 10-K for the year ended March 31,
     1996.

2. The Company's Quarterly Report on Form 10-Q for the three months ended June 30, 1996.

3. The Company's Quarterly Report on Form 10-Q for the six months ended September 30, 1996.

4. The Company's Quarterly Report on Form 10-Q for the nine months ended December 31, 1996.

5. The Company's Current Reports on Form 8-K dated May 31, 1996, June 30, 1996 and Current Reports on Form 8K/A dated August 1, 1996 and August 5, 1996.

6. The Company's Current Reports on Form 8-K dated November 15, 1996 and Current Reports on Form 8-K/A dated September 16, 1996, November 27, 1996 and January 14, 1997.

     All documents filed by the Company prior to the date of this Prospectus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act prior to the termination of the offering of the shares of Common Stock shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of those documents.

     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that such statement is modified or replaced by a statement contained in this Prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference into this Prospectus. Any such statement so modified or superseded shall not be deemed, except as so modified or replaced, to constitute a part of this Prospectus. The Company undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, including any beneficial owner, a copy of any or all of the documents referred to above that have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents. Written or oral requests for such copies should be directed to Marc I. Becker, Vice President, Network Long Distance, Inc., 525 Florida Street, Baton Rouge, Louisiana 70801, (504) 343-3125.

                            TABLE OF CONTENTS
                            -----------------

AVAILABLE INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . . .2

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE. . . . . . . . . . . . .2

PROSPECTUS SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . .5

RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .7

RECENT DEVELOPMENTS. . . . . . . . . . . . . . . . . . . . . . . . . . 11

SELLING SHAREHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . 12

PLAN OF DISTRIBUTION . . . . . . . . . . . . . . . . . . . . . . . . . 12

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12

LEGAL OPINIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13

                           PROSPECTUS SUMMARY
                           ------------------

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this Prospectus.

The Company
-----------

     Network Long Distance, Inc. ("Network" or the "Company"), is a Delaware corporation organized on December 9, 1987. Network maintains its principal executive offices at 525 Florida Street, Baton Rouge, Louisiana 70801, and its telephone number is (504) 343-3125.

     Network provides long distance services to business and residential customers. The Company also provides long distance and other telecommunication services to switchless resellers and to agents who sell the Company's services to other end-users. The Company transmits long distance telephone calls through and over various types of transmission circuits leased from other telecommunications carriers at fixed or variable rates. Calls can be routed through the Company's switching center, which selects the least expensive among the various available transmission alternatives to complete the call. Calls can also be completed by various underlying carriers and the Company provides billing, customer service and other features relative to the call.

     Based on the comparison of the Company's tariffed rate per minute as compared to other long distance competitors, the Company believes its rates for long distance services to be below those charged by AT&T Corp. ("AT&T"), MCI Communications Corporation ("MCI"), Sprint Communications ("Sprint") and WorldCom, Inc. ("WorldCom") and are competitive or below rates charged by other interexchange carriers. The Company obtained this information from published Federal Communication Commission Tariff schedules.

     Profits are based on the Company's ability to charge rates in excess of the Company's cost of transmitting calls over the transmission lines selected by the switching equipment or in excess of underlying carrier costs.

     The Company is a provider of long distance services throughout most of the United States. The Company offers a variety of value added features and options designed to attract long distance customers. The Company primarily charges customers on the basis of minutes of usage at rates that vary with the time of day of the call.

     The Company's goal is to establish itself as a second-level long distance telecommunications company. The long distance industry is dominated by the four largest long distance providers namely AT&T, MCI, Sprint and WorldCom, with revenues over $1 billion. The second level, the Company's goal, is comprised of companies under $1 billion but in excess of $100 million in annual revenues. The Company will attempt to achieve this goal through its planned acquisition of other long distance companies, increased call volumes and the addition of new services for its customers.

     The Company has four subsidiaries, Network Advanced Services, Inc., Network Acquisition Corp., United Wats, Inc. and Long Distance Telcom, Inc. All references to the Company include its subsidiaries and its subsidiaries prior operations, except as stated otherwise.

The Offering
------------

     Securities Offered                 129,203 Shares of Common Stock, $.0001
                                        par value per share.

     Offering Price                     All or part of the Shares offered
                                        hereby may be sold from time to time in
                                        amounts and on terms to be determined
                                        by the Selling Shareholders at the time
                                        of the sale.

     NASDAQ Symbol                      "NTWK"

                              RISK FACTORS
                              ------------

     WHEN USED IN THIS PROSPECTUS, THE WORDS "ANTICIPATE," "ESTIMATE," "EXPECT," "PROJECT" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS ARE SUBJECT TO CERTAIN RISKS, UNCERTAINTIES AND ASSUMPTIONS. SHOULD ONE OR MORE OF THESE RISKS OR UNCERTAINTIES MATERIALIZE, OR SHOULD UNDERLYING ASSUMPTIONS PROVE INCORRECT, ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE ANTICIPATED, ESTIMATED, EXPECTED OR PROJECTED. SEVERAL KEY FACTORS THAT HAVE A DIRECT BEARING ON THE COMPANY'S ABILITY TO ATTAIN THEIR GOALS ARE DISCUSSED BELOW. THE COMPANY WILL NOT UNDERTAKE AND SPECIFICALLY DECLINE ANY OBLIGATION TO PUBLICLY RELEASE THE RESULT OF ANY REVISIONS WHICH MAY BE MADE TO ANY FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE OF SUCH STATEMENTS OR TO REFLECT THE OCCURRENCE OF ANTICIPATED OR UNANTICIPATED EVENTS.

     Prospective purchasers of the Company's Common Stock should carefully consider, together with the other information herein, the following risk factors:

Dependance on Carriers and the Availability of Transmission Facilities Not
-------------------------------------------------------------------------
Assured
-------

     The Company's long distance telephone business is dependent upon lease or resale arrangements with fiber-optic and digital microwave carriers for the transmission of calls. The future profitability of the Company is based upon its ability to transmit long distance telephone calls over transmission facilities leased from others on a cost-effective basis. The Company is currently dependent on three primary carriers, Frontier Communications Services, Inc., WorldCom Network Services, Inc. ("WilTel") and Sprint. The Company leases transmission facilities on one to four year contracts. The Company's contract with Frontier Communications Services, Inc. expires in June 1997 and automatically continues until either party elects to terminate after ninety days written notice. The Company's contract with WilTel expires the earlier of expending $36 million or in August 2000. The contract with Sprint expires in June 1997 and carries a minimum monthly commitment of $1,000.000. The Company utilizes other fiber optic carriers to a lesser extent to supplement communication transport services, however, there can be no assurance that in the future the Company will continue to have access, on an ongoing basis, to transmission facilities at favorable rates.

Adverse Effect of Service Interruptions
---------------------------------------

     The Company's business requires that transmission and switching facilities and other equipment be operational 24 hours per day, 365 days per year. Long distance telephone companies, including the Company, have on occasion and may in the future experience temporary service interruptions or equipment failures, in some cases resulting from causes beyond their control. Any such event experienced by the Company would impair the Company's ability to service its customers and could have a material adverse effect on the Company's business.

Recent Losses From Operations
-----------------------------

     The Company has incurred losses and was unprofitable for the fiscal year ended March 31, 1996 and for the nine (9) months ended December 31, 1996. Although the Company will attempt to attain profitability as its recent acquisitions are integrated more fully into the Company's operations, there is no assurance that this will occur or that the Company will achieve, or be able to sustain, profitable operations. See "Financial Statements" contained in the Company's form 10-K for 1996 and Quarterly Report on Form 10-Q for the nine (9) months ended December 31, 1996.

Regulation Risks
----------------

     The Company is subject to extensive regulation at the federal and state levels.

     The regulation of the telecommunications industry is changing rapidly, and the regulatory environment varies substantially from state to state. There can be no assurance that future regulatory changes will not have a material adverse impact on the Company. On February 8, 1996, President Clinton signed the Telecommunications Act of 1996 (the "Telecom Act"), which: permits, without limitation, the Bell Operating Companies (the "BOCs") to provide domestic and international long distance services to customers located outside of the BOC's home regions; permits a petitioning BOC to provide domestic and international long distance service to customers within its home region upon a finding by the Federal Communications Commission (the "FCC") that a petitioning BOC has satisfied certain criteria for opening up its local exchange network to competition and that its provision of long distance services would further the public interest; and removes existing barriers to entry into local service markets. Additionally, there are significant changes in: the manner in which carrier-to-carrier arrangements are regulated at the federal and state level; procedures to revise universal service standards; and penalties for unauthorized switching of customers. The FCC has instituted proceedings addressing the implementation of this legislation.

     On August 1, 1996, the FCC announced its intention to conduct a proceeding in the fall of 1996 leading to the reform of access charges. Such charges are a principal component of the Company's line cost expense. The Company cannot predict whether or not the result of such a proceeding will have a material impact upon the Company.

     On August 8, 1996, the FCC released its First Report and Order in the Matter of Implementation of the Local Competition Provisions in the Telecom Act (the "FCC Interconnect Order"). In the FCC Interconnect Order, the FCC established nationwide rules designed to encourage new entrants to participate in the local service markets through interconnection with the incumbent local exchange carriers ("ILEC"), resale of the ILEC's retail services and unbundled network elements. These rules set the groundwork for the statutory criteria governing BOC entry into the long distance markets. The Company cannot predict the effect such legislation or the implementing regulations will have on the Company or the industry. Motions to stay implementation of the FCC Interconnect Order have been filed with the FCC and federal courts of appeal. Appeals challenging, among other things, the validity of the FCC Interconnect Order have been filed in several federal courts of appeal and assigned to the Eighth Circuit Court of Appeals for Disposition. The Company cannot predict either the outcome of these challenges and appeals or the eventual effect on its business or the industry in general.

     The Company believes that it has all the necessary FCC authorizations for its current operations. There can be no assurance, however, that the Company will receive all authorizations or licenses necessary for new communications services or that delays in the licensing process will not adversely affect the Company's business.

Dependence on Availability of Transmission Facilities
-----------------------------------------------------

     The future profitability of the Company will be dependent in part on its ability to utilize transmission facilities leased from others on a cost-effective basis. Due to the possibility of unforeseen changes in industry conditions, the continued availability of leased transmission facilities at historical rates cannot be assured.

Competition Risks
-----------------

     TRADITIONAL TELECOMMUNICATIONS SERVICES. The Company faces intense competition in providing long distance telecommunications services. Domestically, the Company competes for interLATA and intraLATA services with AT&T, MCI, Sprint and WorldCom, the local exchange carriers ("LECs") and other national and regional interexchange carriers ("IXCs"), where permissible. Certain of these companies have substantially greater market share and financial resources than the Company, and some of them are the source of communications capacity used by the Company to provide its own services.

     The Company expects to encounter continued competition from major domestic communications companies, including AT&T, MCI, Sprint and WorldCom. In addition, the Company may be subject to additional competition due to the enactment of the Telecom Act, the development of new technologies and increased availability of domestic transmission capacity.

     For example, even though fiber-optic networks are now widely used for long distance transmission, it is possible that the desirability of such networks could be adversely affected by changing technology. The telecommunications industry is in a period of rapid technological evolution, marked by the introduction of new product and service offerings and increasing satellite and fiber optic transmission capacity for services similar to those provided by the Company. The Company cannot predict which of many possible future product and service offerings will be important to maintain its competitive position or what expenditures will be required to develop and provide such products and services.

     Virtually all markets for telecommunications services are extremely competitive, and the Company expects that competition will intensify in the future. In each of the markets in which it offers telecommunications services, the Company faces significant competition from larger, better financed incumbent carriers. The Company competes with incumbent providers, which have historically dominated their local telecommunications markets, and long distance carriers, for the provision of long distance services. In certain markets the incumbent provider offers both local and long distance services. The incumbent LECs presently have numerous advantages as a result of their historic monopoly control of the local exchange market. A continuing trend toward business combinations and alliances in the telecommunications industry may create significant new competitors to the Company. Many of the Company's existing and potential competitors have financial, personnel and other resources significantly greater than those of the Company. The Company also faces competition in most markets in which it operates from one or more competitors, including competitive access providers ("CAPs") operating fiber optic networks, in some cases in conjunction with the local cable television operator. Each of AT&T, MCI, Sprint and WorldCom has indicated its intention to offer local telecommunications services in major U.S. markets using its own facilities or by resale of the LECs' or other providers' services. Other potential competitors include cable television companies, wireless telephone companies, electric utilities, microwave carriers and private networks of large end users. In addition, the Company competes with telecommunications management companies with respect to certain portions of its business.

     Under the Telecom Act and ensuing federal and state regulatory initiatives, barriers to local exchange competition are being removed. The introduction of such competition, however, also establishes the predicate for the BOCs to provide in-region interexchange long distance services.
The BOCs are currently allowed to offer certain "incidental" long distance services in-region and to offer out-of-region long distance services. Once the BOCs are allowed to offer in-region long distance services, both they and the four largest long distance carriers (AT&T, MCI, Sprint and WorldCom) will be in a position to offer single source local and long distance service similar to that being offered by the Company. The Company expects that the increased competition made possible by regulatory reform will result in certain pricing and margin pressures in the domestic telecommunications services business.

Rapid Technological Changes; Dependence Upon Product Development
----------------------------------------------------------------

     The telecommunications industry is subject to rapid and significant changes in technology. While the Company does not believe that, for the foreseeable future, these changes will either materially and adversely affect the continued use of fiber optic cable or materially hinder its ability to acquire necessary technologies, the effect of technological changes, including changes relating to emerging wireline and wireless transmission and switching technologies, on the businesses of the Company cannot be predicted.

Variability of Quarterly Operating Results
------------------------------------------

     As a result of the significant expenses associated with expansion, the operating results of the Company could vary significantly from period to period. Additional factors contributing to variability of operating results include the pricing and mix of services and products sold by the Company, customer terminations of service, the timing and costs of marketing and advertising efforts, and the timing and costs of any acquisitions of businesses, products or technologies.

Dependence on Management for Successful Operations and Continued Growth
-----------------------------------------------------------------------

     Continued growth and expansion of the Company depends on continued active participation of Michael Ross, Marc Becker and Timothy Barton, three of the current Officers and Directors of the Company. The Company has employment agreements with Messrs. Ross, Becker which terminate on December 31, 1997 and Mr. Barton which terminates December 31, 1998. In addition, the Company has an escrow agreement with Messrs. Ross and Becker relating to the possible return to treasury of certain shares owned by these individuals. The Company currently has "key-man" insurance on Messrs. Ross, and Becker. The cost of the "key-man" insurance is currently paid from operating revenues and in the future, will be paid from operating revenues. The loss of the services of any of these individuals could adversely affect the continuation and future development of the Company's business. Messrs. Ross, Becker and Barton devote 100% of their time to the business of the Company.

Dividend Policy
---------------

     The Company has paid no cash dividends on its Common Stock and has no present intention of paying cash dividends in the foreseeable future. It is the present policy of the board of Directors to retain all earnings to provide for the growth of the Company. Payment of cash dividends in the future will depend, among other things, upon the company's future earnings, requirements for capital improvements, the operating and financial conditions of the Company and other factors deemed relevant by the Board of Directors.

Expansion Policy
----------------

     The Company is committed to an expansion policy of acquiring other long distance and telecommunications companies for cash and the Company's common stock. The Company may be required to raise additional capital and continue to issue common stock to facilitate its expansion policy. There can be no assurance that funding will be available and as the Company issues its common stock for cash or in connection with an acquisition, existing shareholders will face dilution of their existing investment in the Company.

                           RECENT DEVELOPMENTS
                           -------------------

UNIVERSAL NETWORK SERVICES, INC.

     On May 8, 1996, effective May 31, 1996, the Company acquired all or substantially all of the assets and assumed certain liabilities of Universal Network Services, Inc. of Newport Beach, California ("UniNet"). UniNet is an interexchange carrier that provides telecommunications services to both residential and business customers throughout the United States and in certain foreign countries. These assets consist of certain of UniNet's long distance customer accounts and associated accounts receivable as of May 31, 1996. The customer accounts which were purchased include retail customer contracts, applications for service, applications for credit, customer lists, databases, mailing lists and billing information.

     The Company purchased the UniNet assets for approximately $3,628,000 in cash and 243,758 shares of common stock with a value of approximately $2,800,000 on the date of the transaction. Of the 243,758 shares given, approximately 49,000 shares are held in escrow pending certain achievements in the acquired customer base.

LONG DISTANCE TELCOM, INC.

     On June 30, 1996, the Company acquired all of the issued and outstanding stock of Long Distance Telcom, Inc., formerly known as Telecommunications Ventures Limited Partnership No. 1, DBA Blue Ridge Telephone ("Blue Ridge"). The Company issued a total of 337,079 shares valued at approximately $3,700,000 in exchange for the Blue Ridge shares. The number of shares issued to Blue Ridge was based upon a multiple of the dollar amount of Blue Ridge's monthly revenue and accounts receivable and the market price of the Company's common stock.

     The Company believes the acquisition of the UniNet assets and the merger with Blue Ridge to be beneficial as it will allow for the consolidation and reduction in overhead costs while increasing overall revenues from operations. The Company also believes these transactions will enhance its corporate image in an area of the country in which it has had limited operations and may provide additional acquisition opportunities.

     There exists no material relationship between the Company, its officers and directors and the UniNet and former Blue Ridge officers, directors or affiliates. The common stock used by the Company to acquire Blue Ridge and to purchase the assets of UniNet were from the Company's authorized but unissued common stock.

UNITED WATS, INC.

     On November 15, 1996, the Registrant entered into a Share Exchange Agreement and Plan of Reorganization (the "Agreement") with United Wats, Inc., a privately held company based in Kansas City, Missouri. Pursuant to the Agreement, the Registrant acquired all of the issued and outstanding shares of United Wats, Inc. for 2,277,780 shares of the Company's restricted Common Stock.

     United Wats, Inc. is an independent inter-exchange carrier which provides long distance, travel card and ancillary services to over 10,000 small business and commercial customers nationwide. Mr. Timothy A. Barton, President of United Wats, Inc. was appointed to the Company's Board of Directors. In January 1997, Mr. Barton was appointed President of the Company.

                          SELLING SHAREHOLDERS
                          --------------------

     All of the securities offered hereby are to be offered for the account of the security holders set forth below ("Selling Shareholders").

                           Shares Beneficially      Shares Beneficially
                             Owned Prior to               Owned
          Name                Offering (1)            After Offering
     -----------------     -------------------      ------------------

Leon Nowalsky                      4,601 (1)               -0-
Benjamin Bronston                  4,602 (2)               -0-
Robert T. Kirk                    92,500 (2)               -0-
Michael Morrisett                  6,250 (2)               -0-
Lawrence R. Turel                  6,250 (2)               -0-
Wendy T. Gusrae                   12,500 (2)               -0-
David A. Carter                    2,500 (2)               -0-

                                 -------
        Total                    129,203
                                 =======
---------------------

(1)  Shares of restricted Common Stock issued for services.
(2)  Shares of Common Stock underlying warrants issued by the Company.


                          PLAN OF DISTRIBUTION
                          --------------------

     The Selling Shareholders are not restricted as to the prices at which they may sell their shares and sales of such shares at less than the market price may depress the market price of the Company's Common Stock. Further, the Selling Shareholders are not restricted as to the number of shares which may be sold at any one time, and it is possible that a significant number of shares could be sold at the same time which may also have a depressive effective on the market price of the Company's Common Stock. However, it is anticipated that the sale of the Common Stock being offered hereby will be made through customary brokerage channels either through broker-dealers acting as agents or brokers for the seller, or through broker-dealers acting as principals, who may then resell the shares in the over-the-counter market, or a private sale in the over-the-counter market or otherwise, at negotiated prices related to prevailing market prices and customary brokerage commissions at the time of the sales, or by a combination of such methods. Thus, the period for sale of such shares by the Selling Shareholders may occur over an extended period of time.

     There are no contractual arrangements between or among any of the Selling Shareholders and the Company with regard to the sale of the shares and no professional underwriter in its capacity as such will be acting for the Selling Shareholders.


                                 EXPERTS
                                 -------

     The financial statements of Network Long Distance, Inc., incorporated by reference in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

     The financial statements of Network Long Distance, Inc., incorporated by reference in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their reports, have been audited by Faulk and Winkler LLC, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

     The financial statements of Universal Network Services, Inc., incorporated by reference in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their reports, have been audited by Corbin & Wertz, independent certified public accountants, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

     The financial statements of Telecommunications Ventures Limited Partnership No. 1 T/A Blue Ridge Telephone incorporated by reference in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their report, have been audited by Yount, Hyde & Barbour, P.C., independent certified public accountants, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

     The financial statements of United Wats, Inc. incorporated by reference in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their report, have been audited by Mayer Hoffman McCann L.C., independent certified public accountants, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.


                             LEGAL OPINIONS
                             --------------

     The legality of the Shares offered hereby will be passed upon for the Company by John B. Wills, Attorney At Law.

                                 PART II
                                 -------

                 INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.
-------   -------------------------------------------

     The estimated expenses of the offering, all of which are to be born by the Registrant, are as follows:

     SEC Filing Fee. . . . . . . . . . . . . . . . . . .   $    87.08
     Printing Expenses . . . . . . . . . . . . . . . . .       500.00  *
     Accounting Fees and Expenses. . . . . . . . . . . .     2,000.00  *
     Legal Fees and Expenses . . . . . . . . . . . . . .     4,500.00  *
     Miscellaneous . . . . . . . . . . . . . . . . . . .       412.92  *
                                                           ----------

         Total . . . . . . . . . . . . . . . . . . . . .   $ 7,500.00
                                                           ==========

--------------------

*Estimated

Item 15.  Indemnification of Directors and Officers.
-------   -----------------------------------------

1)   Section 145 of the General Corporation Law of Delaware provides:

               "(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonable incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of NOLO CONTENDERE, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

               (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

               (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b), or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

               (d) Any indemnification under subsections (a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b). Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

               (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this Section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

               (f) The indemnification and advancement of expenses provided by, or grated pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses my be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

               (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

               (h) For purposes of this Section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

               (i) For purposes of this Section, references to "other enterprises": shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation": as referred to in this Section.

               (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person."

2) Article IX of the Company's Articles of Incorporation provide as follows:

                               ARTICLE IX
      INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS

     (a) The corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of NOLO CONTENDERE or its equivalent, shall not, or itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     (b) The corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter at to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     (c) To the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b), or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     (d) Any indemnification under subsections (a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and
(b). Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum or disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

     (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this Section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

     (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders of disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

     (g) The corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

     (h) For purposes of this Section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

     (i) For purposes of this Section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this Section.

     (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Item 16.  Exhibits.
-------   --------

     The following Exhibits are filed as part of this Registration Statement pursuant to Item 601 of Regulation S-K:

     Exhibit No.                             Title
     -----------                             -----

           5 Opinion of John B. Wills, Attorney at Law, regarding the legality of the securities being registered dated March 31, 1995.*

        23.1             Consent of John B. Wills, Attorney at Law, dated March
                         31,1995.*

        23.2 Consent of Faulk & Winkler, LLC, Independent Public Accountants, dated March 25, 1995.*

        23.3 Consent of Arthur Andersen LLP, Independent Public Accountants, dated February 14, 1996.*

        23.4 Consent of Faulk & Winkler, LLC, Independent Public Accountants, dated February 14, 1996.*

        23.5 Consent of Schultz, Chez and Jesser, LLP, Independent Public Accountants, dated February 14, 1996.*

        23.6 Consent of Arthur Andersen LLP, Independent Public Accountants dated March 6, 1996.*

        23.7 Consent of Faulk & Winkler, LLC, Independent Public Accountants, dated March 6, 1996.*

        23.8 Consent of Schultz, Chez and Jesser, LLP, Independent Public Accountants, dated March 6, 1996.*

        23.9             Consent of Arthur Andersen LLP dated February 14, 1997.

        23.10            Consent of Faulk & Winkler LLC dated February 14, 1997.

        23.11            Consent of Corbin & Wertz dated February 14, 1997.

        23.12            Consent of Yount, Hyde & Barbour, P.C. dated February
                         14, 1997.

        23.13            Consent of Mayer Hoffman McCann L.C. dated February 14,
                         1997.

___________________________
* previously filed


Item 17.  Undertakings.
-------   ------------

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant of Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                               SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baton Rouge, State of Louisiana on February 14, 1997.

                                        NETWORK LONG DISTANCE, INC.


Date: February 14, 1997                 By:  /s/ Timothy A. Barton
                                           -------------------------------
                                             Timothy A. Barton, President


Date: February 14, 1997                 By:  /s/ Michael M. Ross
                                           -------------------------------
                                             Michael M. Ross, Chief Executive
                                             Officer


Date: February 14, 1997                 By: /s/ Marc I. Becker
                                           -------------------------------
                                             Marc I. Becker, Vice President,
                                             Principal Financial Officer
                                             and Principal Accounting Officer

SIGNATURE                               DATE
---------                               ----


 /s/ Michael M. Ross                     February 14, 1997
-------------------------------         -----------------------------
Michael M. Ross


 /s/ Marc I. Becker                      February 14, 1997
-------------------------------         -----------------------------
Marc I. Becker


 /s/ Joseph M. Edelman                   February 14, 1997
-------------------------------         -----------------------------
Joseph M. Edelman


 /s/ Leon L. Nowalsky                    February 14, 1997
-------------------------------         -----------------------------
Leon L. Nowalsky


 /s/ Russell J. Page                     February 14, 1997
-------------------------------         -----------------------------
Russell J. Page


 /s/ Tim Sledz                           February 14, 1997
-------------------------------         -----------------------------
Tim Sledz

 /s/ Timothy A. Barton                   February 14, 1997
-------------------------------         -----------------------------
Timothy A. Barton

                       NETWORK LONG DISTANCE, INC.

                     FORM S-3 REGISTRATION STATEMENT

                              EXHIBIT INDEX
                              -------------

   Exhibit Number
   in Registration                                     Sequentially
      Statement          Description                  Numbered Pages
   ---------------        -----------                  --------------
         5          Opinion of John B. Wills,
                    Attorney at Law dated March 31, 1995*

      23.1          Consent of John B. Wills,
                    Attorney at Law dated March 31, 1995*

      23.2          Consent of Faulk & Winkler, LLC, Independent
                    Public Accountants, dated March 25, 1995.*

      23.3          Consent of Arthur Andersen LLP, Independent
                    Public Accountants, dated February 14, 1996.*

      23.4          Consent of Faulk & Winkler, LLC, Independent
                    Public Accountants, dated February 14, 1996.*

      23.5          Consent of Schultz, Chez and Jesser, LLP,
                    Independent Public Accountants, dated
                    February 14, 1996.*

      23.6          Consent of Arthur Andersen LLP, Independent
                    Public Accountants dated March 6, 1996.*

      23.7          Consent of Faulk & Winkler, LLC,
                    Independent Public Accountants, dated
                    March 6, 1996.*

      23.8          Consent of Schultz, Chez and Jesser, LLP,
                    Independent Public Accountants, dated
                    March 6, 1996.*

      23.9          Consent of Arthur Andersen LLP dated
                    February 14, 1997.

      23.10         Consent of Faulk & Winkler LLC dated
                    February 14, 1997.

      23.11         Consent of Corbin & Wertz dated
                    February 14, 1997.

      23.12         Consent of Yount, Hyde & Barbour, P.C.
                    dated February 14, 1997.

      23.13         Consent of Mayer Hoffman McCann L.C.
                    dated February 14, 1997.

_________________
* previously filed